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           May 21, 2020

       Stephen Sze
       Chief Executive Officer and Director
       PROFICIENT ALPHA ACQUISITION CORP
       40 Wall St., 29th floor
       New York, NY 10005

                                                        Re: PROFICIENT ALPHA
ACQUISITION CORP
                                                            Proxy Statement on
Form PREM14A
                                                            Filed March 23,
2020
                                                            File No. 001-38925

       Dear Mr. Sze:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




           Sincerely,


           Division of Corporation Finance

           Office of Finance